EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS SECOND QUARTER

DILUTED EARNINGS OF 91¢ PER SHARE AND

DECLARES QUARTERLY DIVIDEND OF 36¢ PER SHARE

SOUTHPORT, CONNECTICUT, August 2, 2023--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for the second quarter of 2023, net sales were $142.8 million and diluted earnings were 91¢ per share. For the corresponding period in 2022, net sales were $140.7 million and diluted earnings were $1.17 per share.

For the six months ended July 1, 2023, net sales were $292.3 million and diluted earnings were $1.72 per share. For the corresponding period in 2022, net sales were $307.2 million and diluted earnings were $2.87 per share.

The Company also announced today that its Board of Directors declared a dividend of 36¢ per share for the second quarter for stockholders of record as of August 15, 2023, payable on August 30, 2023. This dividend varies every quarter because the Company pays a percentage of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income.

Chief Executive Officer Christopher J. Killoy commented on the second quarter of 2023, “Our second quarter sales were flat compared to last year despite the softening demand in some product categories, including polymer pistols, bolt action rifles, and modern sporting rifles. We continually review independent distributor sell-through data and inventory trends, and channel inventories of several of our product families remain below desired levels. We continue to adjust our level of production and product mix to better align our output with current, and expected, consumer demand as we strive to capitalize on these opportunities and better satisfy demand. While down from the prior year quarter, we are pleased that our profitability this quarter improved from the first quarter of 2023 on essentially flat sales.”

Mr. Killoy discussed some of the Company’s recent new product development initiatives, “The first half of the year saw several new product introductions. Most notably, we launched two new additions to the Marlin lever-action rifle family - the 336 Classic, chambered in 30-30 Winchester and the 1894 Classic, chambered in .44 Magnum. These products were received with great excitement by our customers and Marlins continue to be the most talked about and requested products in our lineup. In April, we launched the Super Wrangler steel frame single-action revolver, which comes with two cylinders, one for inexpensive .22LR ammunition and one for the more powerful 22 WMR. The moderately-priced Wrangler family has remained popular since its introduction in 2019.”

Mr. Killoy concluded his remarks on new product introductions, “Recently, there were some changes to the requirements for pistols to be sold in California. Consequently, three Ruger pistols were added to the California roster of certified handguns, including a Mark IV pistol, SR22 pistol, and LCP pistol. This is the first time in 10 years that we have been able to offer new quality Ruger pistols to our customers in California and we hope to add more in the second half of the year.”

Mr. Killoy made the following observations related to the Company’s second quarter 2023 performance:

•	The estimated unit sell-through of the Company’s products from independent distributors to retailers decreased 7% in the first half of 2023 compared to the prior year period. For the same period, NICS background checks, as adjusted by the National Shooting Sports Foundation, decreased 4%.

•	Sales of new products, including the MAX-9 pistol, LCP MAX pistol, Marlin lever-action rifles, LC Carbine, Small-Frame Autoloading Rifle, Super Wrangler revolver, and the Security-380 pistol, represented $63.3 million or 23% of firearm sales in the first half of 2023. New product sales include only major new products that were introduced in the past two years.

•	Our profitability declined in the second quarter of 2023 from the second quarter of 2022 as our gross margin decreased from 31% to 27%. The lower margin was driven by:

o	a product mix shift toward products with relatively lower margins that remain in stronger demand,
o	inflationary cost increases in materials, commodities, services, energy, fuel and transportation,
o	unfavorable deleveraging of fixed costs resulting from decreased production, and
o	increased sales promotional costs.

•	During the second quarter of 2023, the Company’s finished goods inventory and distributor inventories of the Company’s products increased 51,100 units and 13,400 units, respectively.

•	Cash provided by operations during the first half of 2023 was $21.8 million. At July 1, 2023, our cash and short-term investments totaled $137.7 million. Our current ratio is 4.5 to 1 and we have no debt.

•	In the first half of 2023, capital expenditures totaled $4.9 million related to new product introductions and upgrades to our manufacturing equipment and facilities. We expect our 2023 capital expenditures to approximate $20 million.

•	In the first half of 2023, the Company returned $101.4 million to its shareholders through the payment of our quarterly dividends and a $5.00 per share special dividend paid in January.

•	At July 1, 2023, stockholders’ equity was $333.2 million, which equates to a book value of $18.80 per share, of which $7.77 per share was cash and short-term investments.

Today, the Company filed its Quarterly Report on Form 10-Q for the second quarter of 2023. The financial statements included in this Quarterly Report on Form 10-Q are attached to this press release.

On Thursday, August 3, 2023, Sturm, Ruger will host a webcast at 9:00 a.m. ET to discuss the second quarter 2023 operating results. Interested parties can listen to the webcast via this link or by visiting Ruger.com/corporate. Those who wish to ask questions during the webcast will need to pre-register prior to the meeting.

The Quarterly Report on Form 10-Q for the second quarter of 2023 is available on the SEC website at SEC.gov and the Ruger website at Ruger.com/corporate. Investors are urged to read the complete Quarterly Report on Form 10-Q to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger & Co., Inc.

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. With products made in America, Ruger offers consumers almost 800 variations of more than 40 product lines, across both the Ruger and Marlin brands. For almost 75 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes our commitment to these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands)

	July 1, 2023	December 31, 2022

Assets

Current Assets
Cash	$11,456	$65,173
Short-term investments	126,211	159,132
Trade receivables, net	53,066	65,449

Gross inventories	137,251	129,294
Less LIFO reserve	(62,606)	(59,489)
Less excess and obsolescence reserve	(5,229)	(4,812)
Net inventories	69,416	64,993

Prepaid expenses and other current assets	7,912	7,091
Total Current Assets	268,061	361,838

Property, plant and equipment	451,710	447,126
Less allowances for depreciation	(382,444)	(370,273)
Net property, plant and equipment	69,266	76,853

Deferred income taxes	10,059	6,109
Other assets	49,512	39,963
Total Assets	$396,898	$484,763

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (Continued)

(Dollars in thousands, except per share data)

	July 1, 2023	December 31, 2022

Liabilities and Stockholders’ Equity

Current Liabilities
Trade accounts payable and accrued expenses	$30,348	$35,658
Dividends payable	—	88,343
Contract liabilities with customers	100	1,031
Product liability	460	235
Employee compensation and benefits	22,877	30,160
Workers’ compensation	6,109	6,469
Income taxes payable	—	1,171
Total Current Liabilities	59,894	163,067

Employee compensation	1,054	1,846
Product liability accrual	47	73
Lease liability	2,727	3,039

Contingent liabilities	—	—

Stockholders’ Equity
Common Stock, non-voting, par value $1:
Authorized shares 50,000; none issued	—	—
Common Stock, par value $1:
Authorized shares – 40,000,000 2023 – 24,437,020 issued, 17,722,682 outstanding 2022 – 24,378,568 issued, 17,664,230 outstanding	24,437	24,378
Additional paid-in capital	44,808	45,075
Retained earnings	409,743	393,097
Less: Treasury stock – at cost 2023 – 6,714,338 shares 2022 – 6,714,338 shares	(145,812)	(145,812)
Total Stockholders’ Equity	333,176	316,738
Total Liabilities and Stockholders’ Equity	$396,898	$484,763

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022

Net firearms sales	$141,853	$139,911	$290,746	$305,844
Net castings sales	951	742	1,511	1,384
Total net sales	142,804	140,653	292,257	307,228

Cost of products sold	104,656	97,099	215,623	205,566

Gross profit	38,148	43,554	76,634	101,662

Operating expenses:
Selling	9,808	8,630	19,033	17,065
General and administrative	9,925	9,734	22,165	20,680
Total operating expenses	19,733	18,364	41,198	37,745

Operating income	18,415	25,190	35,436	63,917

Other income:
Interest income	1,479	190	2,693	221
Interest expense	(30)	(26)	(55)	(117)
Other income, net	369	750	651	1,602
Total other income, net	1,818	914	3,289	1,706

Income before income taxes	20,233	26,104	38,725	65,623

Income taxes	4,048	5,347	8,190	14,634

Net income and comprehensive income	$16,185	$20,757	$30,535	$50,989

Basic earnings per share	$0.91	$1.18	$1.73	$2.89

Diluted earnings per share	$0.91	$1.17	$1.72	$2.87

Weighted average number of common shares outstanding - Basic	17,714,471	17,652,148	17,696,579	17,631,060

Weighted average number of common shares outstanding - Diluted	17,826,205	17,799,707	17,798,521	17,762,765

Cash dividends per share	$0.32	$0.68	$5.74	$1.54

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Six Months Ended
	July 1, 2023	July 2, 2022

Operating Activities
Net income	$30,535	$50,989
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	13,046	13,464
Stock-based compensation	1,948	3,356
Gain on sale of assets	(2)	(56)
Deferred income taxes	(3,950)	245
Changes in operating assets and liabilities:
Trade receivables	12,383	793
Inventories	(4,423)	(13,295)
Trade accounts payable and accrued expenses	(5,654)	(9,662)
Contract liability with customers	(931)	—
Employee compensation and benefits	(8,882)	(13,019)
Product liability	199	(333)
Prepaid expenses, other assets and other liabilities	(11,285)	(103)
Income taxes payable	(1,171)	—
Cash provided by operating activities	21,813	32,379

Investing Activities
Property, plant and equipment additions	(4,873)	(14,330)
Proceeds from sale of assets	3	16
Purchases of short-term investments	(117,977)	(199,992)
Proceeds from maturities of short-term investments	150,898	234,963
Cash provided by investing activities	28,051	20,657

Financing Activities
Remittance of taxes withheld from employees related to share-based compensation	(2,156)	(3,371)
Dividends paid	(101,425)	(27,170)
Cash used for financing activities	(103,581)	(30,541)

(Decrease) increase in cash and cash equivalents	(53,717)	22,495

Cash and cash equivalents at beginning of period	65,173	21,044

Cash and cash equivalents at end of period	$11,456	$43,539

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding its financial results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and two non-GAAP financial measures, EBITDA and EBITDA margin, which management believes provides useful information to investors. These non-GAAP financial measures may not be comparable to similarly titled financial measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA and EBITDA margin are useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company uses both GAAP and non-GAAP financial measures to evaluate the Company’s financial performance.

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates this by adding the amount of interest expense, income tax expense, and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income to arrive at EBITDA. The Company calculates EBITDA margin by dividing EBITDA by total net sales.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

	Three Months Ended		Six Months Ended
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022

Net income	$16,185	$20,757	$30,535	$50,989

Income tax expense	4,048	5,347	8,190	14,634
Depreciation and amortization expense	6,510	6,709	13,046	13,464
Interest income	(1,479)	(190)	(2,693)	(221)
Interest expense	30	26	55	117
EBITDA	$25,294	$32,649	$49,133	$78,983
EBITDA margin	17.7%	23.2%	16.8%	25.7%